WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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<ARTICLE> 5

                                  to
                 Form 10-K for year ended Sept 30, 1996
                                  of
                          FINGERMATRIX, INC.


THE SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE FINANCIAL STATEMENTS OF FINGERMATRIX, INC. FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (AUDITED ONLY FOR 1996 AND 1995) AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

    The following is the Financial Data Schedule submitted under
Article 5 of Regulation S-X and Appendix A to Item 601(c) of
Regulation S-K for the fiscal years ended September 30, 1996 and 1995.

Item No.         Item Description    f/y/e 9-30-96  f/y/e 9-30-95
------------    ------------------   -------------  --------------

5-02(1)        cash & cash items       $  404,986     $ 1,067,577
5-02(2)        marketable
               securities                   ---            ---
5-02(3)(a)(1)  notes & accts.
               receivable                   ---            ---
5-02(4)        allowance for
               doubtful accounts            ---            ---
5-02(6)        inventory                   78,870          ---
5-02(9)        current assets             640,698       1,120,257
5-02(13)       prop.,plant,& equip,       238,908          45,525
5-02(14)       accum. depreciation         64,600          32,715
5-02(18)       total assets               961,964       1,275,296
5-02(21)       total current liab.        632,589       1,890,645
5-02(22)       long term debt               ---           540,659
5-02(28)       pfd stock-mandatory
               redemption                   ---            ---
5-02(29)       pfd stock-no
               mandatory redemption         ---            ---
5-02(30)       common stock (equity)
              [deficiency in assets]      329,375      [1,156,008]
5-02(31)       other stkholder equity       ---            ---
5-02(32)       total liab. & stock-
               holders' equity            961,964       1,275,296
5-03(b)1(a)    net sales                    ---               268
5-03(b)1       total revenues              24,538           3,277
5-03(b)2(a)    cost of tang. goods sold     ---            ---
5-03(b)2       total cost & expenses
               applicable to sales
               revenue                      ---            ---
5-03(b)3       other costs & expenses   2,622,475      1,515,668
5-03(b)5       provision for doubtful
               accounts and notes          ---            ---
5-03(b)(8)     interest and amortization
               debt expenses               ---            260,038

Item No.         Item Description    f/y/e 9-30-96  f/y/e 9-30-95
------------    ------------------   -------------  --------------
5-03(b)(10)    income [loss] before
               taxes & other items   $[2,597,937]    $[1,772,429]
5-03(b)(11)    income tax expense         ---             ---
5-03(b)(14)    income/[loss]
               continuing operation   [2,597,937]     [1,772,429]
5-03(b)(15)    discontinued
               operations                 ---             ---
5-03(b)(17)    extraordinary items        ---          1,781,128
5-03(b)(18)    cumulative effect
               changes in accounting
               principles                 ---             ---
5-03(b)(19)    net income or [loss]  $[2,473,840]    $     8,689
5-03(b)(20)    earnings [loss]
               per share             $     [.42]     $    ---
5-03(b)(20)    earnings [loss]
               per share fully
               diluted                    (Not Computed)




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